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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 8K

                                 Current Report
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                           Date of Report May 15, 2001

                     LIFE ENERGY & TECHNOLOGY HOLDINGS INC.
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             (Exact name of registrant as specified in its charter)

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
Delaware                               33-24483-NY                 11-2914841
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(State or other jurisdiction         (Commission File             (IRS Employer
of incorporation                          number)            Identification Number)

2005 Beechgrove Place, Utica, New York                                13501
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(Address of principal executive offices)                           (Zip Code)
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Registrant's telephone number, including area code:  315 724 8370










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Item 5. Other Events.

         Life Energy & Technology Holdings Inc. (the "Company") reports that it has entered into two letters of intent with Petroleum Development Inc. ("PDI"), a corporation organized under the laws of Canada with offices at Montreal, Canada.

         PDI is an international producer and developer of oil and natural gas and acts as a contractor for the construction of major distribution systems for oil and gas and other facilities.

         Under the terms of the first letter of intent, PDI will transfer a 30% net equity working interest in a certain oil and gas lease which PDI holds in the Douala Basin in Cameroon, in partnership with SNH (Societe Nationale des Hydrocarbures) ("SNH"), the National Oil Company of Cameroon.

         According to initial reserve reports, which the Company has, the first stage of the lease is estimated to be able to produce approximately 20 million barrels of oil and 27 billion cubic feet of gas. The development costs of the first stage of development of the lease will require approximately USD $20 million, of which the Company will be required to pay its proportionate share. It is agreed that the Company will pay 63% of the initial development costs and 63% of the costs thereafter for the development of the lease. In addition, the Company will be required to pay PDI for its initial costs in obtaining the lease on a payment schedule. LETH will be permitted to recover its initial development costs from the first oil and gas produced from the lease.

If the lease fails to produce at least 6,000,000 barrels of oil during the first five years, PDI will undertake to deliver to LETH a minimum of 3,000,000 barrels of oil from other sources at a preferred cost to LETH.

         The second letter of intent between the same parties calls for the Company to lease a total of 2,000 Biosphere Systems to PDI to operate on natural gas and municipal solid waste. The Units will be used in West Africa to generate up to 10,000 megawatts of electricity per hour.

The lease is for a 25 year period and calls for the payment of USD $1,000,000 per Biosphere System per year, equivalent to USD$50,000,000,000. Payments will begin upon delivery and permitting of each Biosphere System.

         In addition to the lease agreement, PDI has retained the Company as its principal contractor for the development of approximately 1,000 gasoline filling stations as retail outlets and a natural gas distribution system to supply up to 300,000 gas bottles per year in West Africa. The Company has the right to hire the services of subcontractors for this purpose.








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         The agreement will further call for the training of sufficient personnel to operate the biosphere systems. It is estimated that 50 personnel will be required per biosphere system.

         Furthermore, it may be necessary for the Company to obtain sufficient additional funds to meet the financial requirements of these proposed agreements.

         The Biosphere System is a process, which converts waste to energy, using as its energy source the waste streams provided by municipal solid waste ("MSW"), agricultural, animal and industrial waste. Recycling the caloric content of MSW and other waste products will, in the opinion of management, save money for municipalities and other generators of waste and will provide an effective method of disposing waste ecologically and economically, while simultaneously extending by use replacement the lifetime of finite fossil fuel reserves currently employed in generating electricity.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 15, 2001

                                    LIFE ENERGY & TECHNOLOGY HOLDINGS INC.

                                        By  /s/ ChristopherA.McCormack
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                                                Christopher A. McCormack,
                                                Chief Executive Officer